NuCO2 Inc.
2800 SE Market Place, Stuart, Florida 34997
www.nuco2.com
email: investor_relations@nuco2.com

FOR IMMEDIATE RELEASE

CONTACTS:	Michael E. DeDomenico Chairman and CEO Robert R. Galvin CFO and Executive Vice President (772) 221-1754

NUCO2 INC. ANNOUNCES UPSIZED PRICING OF TRANSACTION OF 4,473,940 SHARES OF COMMON STOCK PRICED AT LAST TRADE

     STUART, FLORIDA, March 24, 2005 — NuCO2 Inc. (NASDAQ: NUCO) today announced the pricing on March 23, 2005 of a public offering of 4,473,940 shares of its common stock at a public offering price of $24.17 per share. The offering comprises 1,560,622 shares being sold by NuCO2 Inc. (2,041,713 shares if the option granted by the company to the underwriters to cover over-allotments, if any, is fully exercised) and an aggregate of 2,913,318 shares being sold by certain selling shareholders named in the prospectus supplement (3,103,318 shares if the option granted by certain executive officers of the Company to the underwriters to cover over-allotments, if any, is fully exercised).

Based on the public offering price of $24.17 per share and after deducting underwriting discounts and commissions, the net proceeds to the Company will be approximately $35.6 million, and the net proceeds to the selling shareholders will be approximately $66.5 million excluding any over-allotments. NuCO2 Inc. will not receive any proceeds from the sale of shares by the selling shareholders. The Company intends to use the net proceeds from this offering to redeem all of its 16.3% Senior Subordinated Notes due February 2009.

Bear, Stearns & Co. Inc. and UBS Investment Bank are joint book-running managers and First Analysis Securities Corporation is co-manager for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers for the securities will be made only by means of a prospectus supplement forming part of the registration statement. A prospectus supplement relating to the common stock can be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179 ((631) 254-7129) or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171 ((212) 821-3000).

Statements contained in this press release concerning the Company’s outlook, competitive position and other statements of management’s beliefs, goals and expectations are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section

21E of the Securities Exchange Act of 1934, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. With respect to such forward-looking statements, the Company claims protection under the Private Securities Litigation Reform Act of 1995. These risks and uncertainties include, but are not limited to, the ability of the Company to add new accounts, competition and future operating performance. The Company disclaims any obligation to update any forward looking statement as a result of developments occurring after the date of this press release.